Exhibit 99.1

Contact:

Assaf Ran, CEO

(516) 444-3400

SOURCE: Manhattan Bridge Capital, Inc.

Manhattan Bridge Capital, Inc. Announces Closing of Public Offering

Great Neck, N.Y. May 29, 2015 / GLOBE Newswire — Manhattan Bridge Capital, Inc. (NASDAQ: LOAN), a “hard money” lender specializing in short-term loans secured by real estate, today announced the closing of its previously announced public offering of 1,015,000 common shares at a price to the public of $4.39 per share. Gross proceeds to Manhattan Bridge Capital from the offering were approximately $4,460,000, before deducting underwriting discounts and commissions and other estimated offering expenses. Manhattan Bridge Capital has granted the underwriters a 45-day option to purchase up to 152,250 additional common shares to cover over-allotments, if any.

Aegis Capital Corp. acted as the sole book-running manager for the offering.

This offering was made pursuant to a shelf registration statement (File No. 333-203678) previously filed with the Securities and Exchange Commission (the “SEC”) and which became effective on May 18, 2015. A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC on May 22, 2015, and a final prospectus supplement and accompanying base prospectus was filed with the SEC on May 26, 2015. Electronic copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from the SEC’s website at www.sec.gov or from Aegis Capital Corp., 810 7th Avenue, 18th Floor, New York, NY 10019 or via telephone at 212-813-1010 or email: prospectus@aegiscap.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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